Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 00000) pertaining to the Amended and Restated 1997 Stock Award and Incentive Plan of Alexandria Real Estate Equities, Inc., of our report dated February 26, 2008, with respect to the consolidated financial statements and schedule of Alexandria Real Estate Equities, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Alexandria Real Estate Equities, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 18, 2008